Exhibit 99.1
PRESS RELEASE

EMCORE Announces Transfer of Production Equipment and Overseas Manufacturing Operations from Hytera to Fastrain

    As part of the agreement, Fastrain purchased and has paid EMCORE an additional $1.4 million of equipment not covered under the original agreement with Hytera
    Agreement represents a key milestone in the transition of EMCORE’s operations from in-house manufacturing in Beijing to an Electronic Manufacturing Services (EMS) model

ALHAMBRA, CA, August 11, 2021 (GLOBE NEWSWIRE) -- EMCORE Corporation (Nasdaq: EMKR), a leading provider of advanced mixed-signal products that serve the aerospace & defense and broadband communications markets, announced today that the equipment sale and manufacturing agreements entered into with Hytera in October 2019 has reached mutually agreed termination by both parties and EMCORE entered into further agreements with Shenzhen Fastrain Technology Co., Ltd. and Hong Kong Fastrain Company Limited (collectively, “Fastrain”), with the term of the new manufacturing agreement with Fastrain extended to December 31, 2025.

In 2019, EMCORE announced the sale of its Cable TV (CATV) production equipment and transfer of its CATV manufacturing operations from the Company’s Beijing facility to Hytera Communications (Hong Kong) Company Limited and Shenzhen Hytera Communications Co., Ltd. (collectively, “Hytera”). The sale price for the equipment was approximately $5.5 million and Hytera used the equipment to manufacture CATV components and subsystems from its facility in Southeast Asia.

With the execution of these new agreements and transfer of production ownership from Hytera to Fastrain, EMCORE will achieve a key milestone in furthering a transition of its CATV business to a variable cost, electronics manufacturing services (EMS) model. The agreement with Fastrain includes the sale of further EMCORE production equipment for approximately $1.4M, and in addition it will create positive value to both companies while addressing present external global risks and opportunities. These operational changes in CATV will fulfill the objective of enabling the product lines to move forward servicing the market needs with a full portfolio of transmitter and laser offerings.

“Our 2019 agreement with Hytera has played an integral role in the transition to a fully EMS-based model for our Cable TV products. We are very appreciative that Hytera has been with us during this transformation,” said Iain Black, Senior Vice President of Operations at EMCORE. “We are extremely pleased to take this new step with Fastrain and are looking forward to many years of success together, with continuing improvements in operational efficiencies and capabilities over the coming quarters,” added Mr. Black.
About EMCORE
EMCORE Corporation is a leading provider of advanced mixed-signal products that serve the aerospace & defense and broadband communications markets. Our best-in-class components and systems support a broad array of applications including navigation and inertial sensing, defense optoelectronics, broadband transport, 5G wireless infrastructure, optical sensing, and cloud data centers. We leverage industry-leading Quartz MEMS, Lithium Niobate, and Indium Phosphide chip-level technology to deliver state-of-the-art component and system-level products across our end-market applications. EMCORE has vertically-integrated manufacturing capability at its wafer fabrication facility in Alhambra, CA, and Quartz MEMS manufacturing facility in Concord, CA. Our manufacturing facilities maintain ISO 9001 quality management certification, and we are AS9100 aerospace quality certified at our facility in Concord. For further information about EMCORE, please visit http://www.emcore.com.

About Fastrain
Fastrain is a professional manufacturing solutions provider of high-quality, durable electronic products, headquartered in Shenzhen, China with additional regional and global operations across Thailand, Malaysia, and Hong Kong. Fastrain has accumulated extensive experience of operation and has been providing best-in-class services, including Design, Manufacturing, Testing, and Supply Chain solutions for industry leaders in Optical Communications and Marine Communications.

About Hytera
Hytera Communications Corporation Limited (002583.SZ) is a global privately-run company headquartered in Shenzhen China. Established in 1993, Hytera, a global leading Private Mobile Radio (PMR) solution provider, is dedicated to fulfilling the needs of customers in industries such as public safety, emergency response, transportation, energy, industry, and commerce to improve organizational efficiency and make the world safer. Hytera also endeavors to provide high-quality one-stop electronics manufacturing services (EMS) to top enterprises in selective industries including automotive electronics, artificial intelligence, communication service, robotics, and other sectors. For more information, please visit www.hytera.com.

Forward-looking statements:
The information provided herein may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include statements regarding EMCORE's plans, strategies, business prospects, growth opportunities, changes, and trends in our business and expansion into new markets. These forward-looking statements are based on management's current expectations, estimates, forecasts, and projections about EMCORE and are subject to risks and uncertainties that could cause actual results and events to differ materially from those stated in the forward-looking statements, including without limitation, the following: (a) uncertainties regarding the effects of the COVID-19 pandemic and the impact of measures intended to reduce its spread on our business and operations, which is evolving and beyond our control; (b) the rapidly evolving markets for EMCORE's products and uncertainty regarding the development of these markets; (c) EMCORE's historical dependence on sales to a limited number of customers and fluctuations in the mix of products and customers in any period; (d) delays and other difficulties in commercializing new products; (e) the failure of new products: (i) to perform as expected without material defects, (ii) to be manufactured at acceptable volumes, yields, and cost, (iii) to be qualified and accepted by our customers, and (iv) to successfully compete with products offered by our competitors; (f) uncertainties concerning the availability and cost of commodity materials and specialized product components that we do not make internally; (g) actions by competitors; (h) risks and uncertainties related to applicable laws and regulations, including the impact of changes to applicable tax laws and tariff regulations; (i) risks related to the transition of certain of our manufacturing operations from our Beijing facility to a contract manufacturer’s facility in Thailand; (j) risks and uncertainties related to manufacturing and production capacity and expansion plans related thereto; and (k) other risks and uncertainties discussed under Item 1A - Risk Factors in our Annual Report on Form 10-K for the fiscal year ended September 30, 2020, as updated by our subsequent periodic reports. Forward-looking statements contained in this press release are made only as of the date hereof, and EMCORE undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

EMCORE Corporation

Tom Minichiello
Chief Financial Officer
(626) 293-3400
investor@emcore.com